Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Owens & Minor, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-32497, 33-41402, 33-41403, 33-63248, 33-65606, 333-58337, 333-58341 and 333-61550) on Form S-8, the Registration Statements (Nos. 33-44428 and 333-58665) on Form S-3 and the Registration Statement (No. 333-69222) on Form S-4 of Owens & Minor, Inc. of our report dated January 29, 2003, except as to Note 20, which is as of February 24, 2003, with respect to the consolidated financial statements of Owens & Minor, Inc. and subsidiaries, which report appears in the December 31, 2002 Annual Report on Form 10-K of Owens & Minor, Inc.

Our report covering the consolidated financial statements refers to a change in accounting for goodwill and other intangible assets which was effective January 1, 2002.

/s/  KPMG LLP

Richmond, Virginia

March 11, 2003